SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                   GRACO INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
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      Item 22(a)(2) of Schedule 14A.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

      1) Title of each class of securities to which transaction applies:

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      pursuant  to  Exchange  Act Rule O-11 (Set  forth the  amount on which the filing fee is calculated and state how it was determined):

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[ ]   Fee paid previously by written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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      1) Amount Previously Paid:

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      3) Filing Party:

      4) Date Filed:

                                     [LOGO]



                                   GRACO INC.
                           4050 Olson Memorial Highway
                       Golden Valley, Minnesota 55422-2332


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


Dear Shareholder:

     Please join us on Tuesday, May 5, 1998, at 1:00 p.m. for Graco's Annual Meeting of Shareholders in the first floor auditorium of the Russell J. Gray Technical Center, 88-11th Avenue N.E., Minneapolis, Minnesota.

     At this meeting, shareholders will consider the following matters:

     1. Election of four directors to serve for three-year terms.

     2. Ratification of the selection of independent auditors for the current year.

     3. Transaction of such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 6, 1998, are entitled to vote at this meeting or any adjournment.

     We encourage you to join us and participate in the meeting. If you are unable to do so, a Proxy Card is enclosed for your use. When marked and
returned,   it  will  authorize  us  to  vote  your  shares  according  to  your instructions.

     If you do not return the Proxy Card and do not vote your shares in person at the meeting, you will lose your right to vote on matters which are important to you as a shareholder. Accordingly, if you do not plan to attend the meeting, please execute and return the enclosed Proxy Card promptly. This will not prevent you from voting in person if you decide to attend the meeting.

Sincerely,


/s/George Aristides                       /s/Robert M. Mattison
George Aristides                          Robert M. Mattison
Chief Executive Officer                   Secretary



March 26, 1998
Golden Valley, Minnesota




================================================================================
                                YOUR VOTE IS IMPORTANT

We urge you to mark, date and sign the enclosed Proxy Card and return it in the accompanying envelope as soon as possible. If you attend the meeting, you may still revoke your proxy and vote in person if you wish.
================================================================================

                                 TABLE OF CONTENTS

                                                                     Page

          Election of Directors........................................2
            Nominees and Other Directors...............................2
            Meetings and Committees of the Board of Directors..........4
            Nomination of Directors....................................5
            Executive Compensation.....................................5
               Report of the Management Organization and
                  Compensation Committee...............................5
               Comparative Stock Performance Graph.....................7
               Summary Compensation Table..............................8
               Option Grants Table (Last Fiscal Year)..................9
               Aggregated Option Exercises In Last Fiscal Year and
                  Fiscal Year-End Option Values.......................10
               Change in Control Arrangements.........................10
               Retirement Arrangements................................11
               Directors' Fees........................................11
            Beneficial Ownership of Shares............................12
               Principal Shareholders.................................13
               Section 16 Reporting Compliance........................13
          Ratification of Appointment of Independent Public Auditors..14
          Other Matters...............................................14
          Shareholder Proposals.......................................14




























================================================================================
A copy of the 1997 Graco Inc. Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, can be obtained free of charge by calling (612) 623-6778 or writing:

                                   Treasurer
                                   Graco Inc.
                                  P.O. Box 1441
                             Minneapolis, Minnesota
                                   55440-1441
================================================================================

                                     [LOGO]






                                   GRACO INC.
                           4050 Olson Memorial Highway
                       Golden Valley, Minnesota 55422-2332

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1998


     Your proxy, represented by the accompanying Proxy Card, is solicited by the Board of Directors of Graco Inc. ("Graco" or the "Company") in connection with the Annual Meeting of the Shareholders of the Company to be held on May 5, 1998, and any adjournments of that meeting.

     The costs of the solicitation, including the cost of preparing and mailing the Notice of Meeting and this Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by officers of the Company personally, but at no compensation in addition to their regular compensation as officers. The Company may reimburse brokers, banks and others holding shares in their names for third parties, for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Proxy Statement and accompanying Proxy Card will be first mailed to shareholders on or about March 26, 1998.

     Proxies may be revoked at any time prior to being voted by giving written notice of revocation to the Secretary of the Company. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

     Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

     Only shareholders of record as of the close of business on March 6, 1998, may vote at the meeting or at any adjournment. As of that date, there were issued and outstanding 25,790,412 common shares of the Company, the only class of securities entitled to vote at the meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

                                   PROPOSAL 1

ELECTION OF DIRECTORS

NOMINEES AND OTHER DIRECTORS

     The number of directors of the Company is currently fixed at ten members, two of whom are executive officers of the Company. Members of the Board of Directors serve for three-year terms, with a class of directors consisting of three or four members being elected each year. Vacancies that occur during a term may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen hold office for a term expiring at the next Annual Meeting of Shareholders.

     At the forthcoming Annual Meeting, four persons are to be elected to the Company's Board of Directors. The Board has nominated Dale R. Olseth, Charles M. Osborne, Jerald L. Scott, and William G. Van Dyke for three-year terms expiring in the year 2001. Three nominees, Dale R. Olseth, Charles M. Osborne, and William G. Van Dyke, have previously been elected as directors of the Company by the shareholders.

     Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director candidate must receive the vote of a majority of the voting power of shares present in order to be elected. Unless the Board reduces the number of directors, the enclosed proxy will be voted to elect the replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

     The following information is given as of March 6, 1998 with respect to the nominees for election and the six directors whose terms of office will continue after the Annual Meeting. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.


     Nominees for election at this meeting to terms expiring in the year 2001:


Dale R. Olseth

     Mr. Olseth, 67, is President and Chief Executive Officer, SurModics, Inc. (formerly BSI Corporation), a biotechnical company specializing in the modification of material surfaces. Mr. Olseth has been a director of Graco since 1972 and is a director of The Toro Company.

Charles M. Osborne

     Mr. Osborne, 44, is President and Chief Operating Officer of the Company. From 1989 to 1997, he was Senior Vice President and Chief Financial Officer, Deluxe Corporation, a printer of checks and business forms and a supplier of electronic processing services to the financial payments industry. Mr. Osborne has been a director of Graco since 1995. Dale Johnson, a Vice President of the Company, is the brother-in-law of Mr. Osborne.

Jerald L. Scott

     Mr. Scott, 56, is Senior Vice President, Operations, H.B. Fuller Company, a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products. Mr. Scott has been a director of Graco since 1997.

William G. Van Dyke

     Mr. Van Dyke, 52, is Chairman, President and Chief Executive Officer, Donaldson Company, Inc., a diversified manufacturer of air and liquid filtration products. Mr. Van Dyke has been a director of Graco since 1995 and is a director of Donaldson Company, Inc.


Directors whose terms continue until 1999:


David A. Koch

     Mr. Koch, 67, is Chairman of the Board of the Company. He was formerly Chairman and Chief Executive Officer from 1985 to 1996. Mr. Koch has been a director of Graco since 1962 and is a director of ReliaStar Financial Corp.

Richard D. McFarland

     Mr. McFarland, 68, is Vice Chairman, Dain Rauscher (formerly Dain Bosworth Incorporated), a brokerage firm. Dain Rauscher has performed investment banking services for Graco in the past and this relationship is expected to continue. He was formerly Chairman of Inter-Regional Financial Group, Inc., currently Interra Financial. Mr. McFarland has been a director of Graco since 1969.

Lee R. Mitau

     Mr. Mitau, 49, is Executive Vice President, General Counsel and Secretary of U.S. Bancorp (formerly First Bank System, Inc.), a regional bank holding company. First Bank National Association has extended a credit line to the Company and also provides cash management and foreign exchange services. The trustee of the Graco Employee Retirement Plan is First Trust National Association. Both of these associations are subsidiaries of U.S. Bancorp. From 1983 to 1995, Mr. Mitau was a partner of Dorsey & Whitney LLP. Mr. Mitau has been a director of Graco since 1990 and is a director of H.B. Fuller Company.

Martha A.M. Morfitt

     Ms. Morfitt, 40, is President, Chief Operating Officer and a director of CNS Inc., a manufacturer and marketer of consumer products, including the Breathe Right(R) nasal strip, effective March 30, 1998. From 1997 to 1998, she was Vice President, Meals, from 1994 to 1997, Vice President, Green Giant Brands, and from 1993 to 1994, Team Leader, Green Giant Shelf Stable Vegetables, The Pillsbury Company, a diversified marketer of packaged food products. Ms. Morfitt has been a director of Graco since 1995.


Directors whose terms continue until 2000:


George Aristides

     Mr. Aristides, 62, is Chief Executive Officer of the Company. From 1996 to 1997 he was President and Chief Executive Officer; from 1993 to 1996, he was President and Chief Operating Officer; from March to June 1993, he was Executive Vice President; and from 1985 to March 1993, he was Vice President, Manufacturing Operations and Controller. Mr. Aristides has been a director of Graco since 1993.

Ronald O. Baukol

     Mr. Baukol, 60, is Executive Vice President, International Operations, Minnesota Mining and Manufacturing Company ("3M"), a diversified manufacturer of industrial, commercial, consumer and health care products. Mr. Baukol has been a director of Graco since 1989 and is a director of 3M and The Toro Company.



MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1997, the Board of Directors met six times. Attendance of the Company's directors at all Board and Committee meetings averaged 95 percent. During 1997, each director attended at least 88 percent of the aggregate number of meetings of the Board and of all committees of the Board on which he or she served.

     The Board of Directors has an Audit Committee, a Board Structure and Policy Committee, and a Management Organization and Compensation Committee. Membership as of March 6, 1998, the record date, was as follows:

                                                    Management
                            Board Structure         Organization
Audit                       and Policy              and Compensation
----------------------      -------------------     ---------------------
L. R. Mitau, Chair          D. R. Olseth, Chair     R. O. Baukol, Chair
R. D. McFarland             G. Aristides            M. A.M. Morfitt
J. L. Scott                 D. A. Koch              D. R. Olseth
W. G. Van Dyke              R. D. McFarland         W. G. Van Dyke
                            L. R. Mitau

Audit Committee  (2 meetings in fiscal 1997)

          o Reviews the accounting, control and legal compliance policies and procedures of the Company.

Board Structure and Policy Committee  (3 meeting in fiscal 1997)

          o    Evaluates  policies related to Board membership and procedure;
          o Reviews and makes recommendations on fees and benefits for directors; and
          o Recommends to the Board of Directors nominees for the position of director.

Management Organization and Compensation Committee (3 meetings in fiscal 1997)

          o    Develops the Company's philosophy on executive  compensation;
          o    Determines the compensation of the Company's executive  officers;
          o Reviews and makes recommendations on management organization and succession plans; and
          o    Administers the Company's stock option and incentive plans.

NOMINATION OF DIRECTORS

     Shareholders may nominate candidates for election to the Board of Directors who will be considered by the Board Structure and Policy Committee. Recommendations should be made in writing and addressed to the Committee in care of the Secretary of the Company at the Company's corporate headquarters. The By-laws provide that timely notice must be received by the Secretary not less than 60 days prior to the date of the Annual Meeting of Shareholders, the first Tuesday in May of each year. The nominations must set forth (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice, as it appears in the Company's stock register;
(iii) the number of shares of capital stock of the Company which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the Company, if elected.


EXECUTIVE COMPENSATION

Report of the Management Organization and Compensation Committee

Overview

     The Management Organization and Compensation Committee of the Board of Directors (hereafter called "the Committee"), composed of four independent nonemployee directors, is responsible for developing the Company's philosophy on executive compensation. Consistent with this philosophy, the Committee develops compensation programs for the Chief Executive Officer and each of the other executive officers of the Company. On an annual basis, the Committee determines the compensation to be paid to the Chief Executive Officer and other executive officers, based on the provisions of the compensation plans.

   Compensation plans which provide for grants or awards of Company stock are approved by the Board of Directors and the shareholders of the Company. In 1993, the Internal Revenue Code was amended to include a deductibility limit for remuneration to certain executive officers [Section 162(m) of the Code]. Qualified performance-based compensation is not subject to this deductibility limit. In order to qualify grants of stock options and stock appreciation rights as performance-based compensation under Section 162(m), the Company's Long Term Stock Incentive Plan was amended to include an annual periodic per person aggregate limit of 300,000 shares of Company stock subject to award or grant. The Long Term Stock Incentive Plan meets the requirements of Section 162(m) in all respects.

Executive Compensation Philosophy and Program

     It is the Company's philosophy to set its executive compensation structure at levels which are competitive with those of durable goods manufacturers of comparable size. These levels are determined by consulting a variety of independent third-party executive compensation surveys. Executive compensation is then delivered through:

o base salaries which recognize the experience and performance of individual executives;

o    aggressive,  performance-driven incentives which:
     - enhance shareholder value,
     - balance annual and long-term corporate objectives, and
     - provide meaningful amounts of Company stock; and

o    competitive  benefits.

     The specific components of the executive compensation program are described below:

     Base salary ranges are established by the Committee, using the fiftieth percentile salary and trend data for comparably-sized durable goods manufacturers, as published in a variety of independent third-party executive compensation surveys. The actual base salary of each officer, within the range, is determined by the executive's performance, which is evaluated annually by the officer's supervisor - either the Chief Executive Officer or the President and Chief Operating Officer - and reviewed and approved by the Committee. Both financial and management factors are considered in the evaluation.

     The Annual Bonus Plan, available in 1997 to 12 executive officers and 43 other management employees, is structured to encourage growth in both sales and net earnings by the Company. The plan determines individual awards for executive officers by measuring Company performance against corporate sales and net earnings growth targets established by the Committee in the first quarter of each year. Sales and net earnings targets for 1997 were established to exceed prior year earnings results. In addition, the Chief Executive Officer has been given the authority to establish divisional and regional growth targets for the executive officers in charge of specific divisions and regions. Overall performance for the divisional and regional executives is measured against both divisional and corporate targets. Targets are set at one-half the maximum potential payout under the plan. In 1997, the Committee established a range of payouts as a percent of base salary for executive positions as follows:


                                       Minimum Payout as     Maximum Payout as
Position                               a % of Base Salary    a % of  Base Salary
-------------------------------------  -------------------   -------------------
Chief Executive Officer                       0%                    80%
President and Chief Operating Officer         0%                    70%
Vice President (Board-elected)                0%                    60%
Vice President (By appointment)               0%                    50%

     The actual Annual Bonus Plan award is determined by evaluating corporate, divisional and regional performance against the established financial objectives. For 1997, sales reached 35 percent of the maximum target, and corporate net earnings reached 98 percent of the maximum target. Awards were made to all executive officers under the 1997 Annual Bonus Plan.

     Under the Chairman's Award Program, the Chairman is also able to grant a total of $100,000 in individual discretionary awards to recognize significant contributions by selected executive officers and other management employees. In 1997 a total of $71,556 was granted to nine employees including an award of $25,000 to Roger L. King.

     The Executive Long Term Incentive Program is structured to align the interests of executive officers with those of all Graco shareholders. The Long Term Incentive Program for 1997 consisted of stock options granted to the executive officers. The number of stock options granted to each executive officer was determined using competitive data for comparably-sized durable goods manufacturers, as reflected in independent third-party long-term incentive surveys. These options were non-incentive stock options with a 10-year duration and a vesting schedule of 25 percent after two years, with 25 percent additional vesting after years three, four and five. The value of the restricted shares remaining to be vested under the 1991-1993 Executive Long Term Incentive Program was considered in determining stock option awards made during 1997. Executive officers are eligible to participate in the employee benefit programs available to all Graco employees.

Compensation of the Chief Executive Officer

     On an annual basis, the Committee is responsible for reviewing the individual performance of the Chief Executive Officer and determining appropriate adjustments in base pay and award opportunities under the Annual Bonus Plan and Executive Long Term Incentive Program.

     Awards made to the Chief Executive Officer under the Annual Bonus Plan are determined by the growth in sales and net earnings of the Company. Sales of $413.9 million in 1997 represents a growth of 6 percent. Net earnings in 1997 of $44.7 million represent an increase of 24 percent from 1996. This growth in sales and earnings for 1997 yielded a bonus award to Mr. Aristides of 66 percent of his base salary.

     In reviewing Mr. Aristides' 1997 performance, the Committee recognized a number of significant accomplishments including record sales and net earnings, a 24 percent increase in diluted earnings per share, continued emphasis on expense management while maintaining high levels of customer satisfaction, and continued superior return to Graco shareholders, particularly in comparison to the Dow Jones Factory Equipment Index and the S&P 500 Index. Continued focus on investment in new products, global marketing, and enhanced distribution and manufacturing have been effective in yielding the 5th consecutive year of improved sales and net earnings. Based upon this analysis, the Committee increased Mr. Aristides' base salary from $400,000 to $430,000, effective January 1, 1998. The Annual Bonus Plan payout maximum for Mr. Aristides remained unchanged.

To realize the full potential of the strategic and cultural initiatives which Mr. Aristides has taken during his tenure as Chief Executive Officer, the Committee made a 67,500 (restated for the three-for-two stock split paid February 4, 1998) share restricted stock grant to him in May 1997, which will vest as follows: 15,000 shares on March 31, 1998, 22,500 shares on March 31, 1999, and 30,000 shares on March 31, 2000. This grant is intended to encourage Mr. Aristides to remain with the Company at least through the final vest date of the grant.

                                          The Members of the Committee
                                                   Mr. Ronald O. Baukol
                                                   Ms. Martha A.M. Morfitt
                                                   Mr. Dale R. Olseth
                                                   Mr. William G. Van Dyke


Comparative Stock Performance Graph

   The graph below compares the cumulative total shareholder return on the common stock of the Company for the last five fiscal years with the cumulative total return of the S&P 500 Index and of the Dow Jones Factory Equipment Index over the same period (assuming the value of investment in Graco common stock and each index was 100 on December 25, 1992, and all dividends were reinvested).



                 Five Year* Cumulative Total Shareholder Returns

[GRAPH-Table Below Lists Data Points Included in Graph]

                                                           Dow Jones
Year                Graco Inc.          S&P 500        Factory Equipment
----                ----------          -------        -----------------
1992                   100                100                100
1993                   157                110                119
1994                   164                112                121
1995                   236                153                157
1996                   296                189                162
1997                   431                252                184





                                      *Fiscal Year Ended Last Friday in December

Summary Compensation Table

     The following table shows both annual and long-term compensation awarded to or earned by the Chief Executive Officer and the four most highly compensated executive officers of the Company whose total annual salary and bonus for 1997 exceeded $100,000.

                                                                                  Long Term Compensation
                                    Annual Compensation                                   Awards
                      ---------------------------------------------------    --------------------------------
     (a)               (b)        (c)             (d)                 (e)           (f)                   (g)           (i)
                                                                    Other    Restricted            Securities     All Other
                                                                   Annual         Stock            Underlying       Compen-
Name and                      Salary            Bonus             Compen-      Award(s)              Options/        sation
Principal Position    Year       ($)<F1><F2>      ($)<F1><F3>  sation ($)           ($)<F4><F5>      SARs (#)<F5>        ($)<F6><F7>
------------------    ----  --------         --------          ----------    ----------          ------------     ----------

George Aristides      1997  $402,102         $262,965                  0     $1,164,375<F8>            60,000       $ 3,467
Chief Executive       1996   362,096          287,992                  0              0                26,127         6,394
Officer               1995   309,613          215,600                  0              0               135,945<F9>     5,401


Charles M. Osborne    1997   190,101          109,237                  0              0                37,500         2,719
President and Chief   1996         0                0                  0              0                     0             0
Operating Officer     1995         0                0                  0              0                     0             0

Roger L. King         1997   187,788           59,901             28,501<F10>         0                 7,500        40,971<F11>
Vice President        1996   180,864           68,083                  0              0                 6,800         4,777
and General Manager   1995   181,032          108,000                  0              0                10,197         4,671
European Operations


John L. Heller        1997   165,856           83,048                  0              0                 9,000         3,466
Vice President,       1996   152,106           85,752                  0              0                 1,500         4,137
Asia Pacific and      1995   181,613          108,000                  0              0                12,159         3,941
Latin America


James A. Graner       1997   140,868           69,031                  0              0                 7,500         3,474
Vice President        1996   133,774           79,804                  0              0                 7,500         3,150
and Controller        1995   116,380           69,600                  0              0                11,250         3,052

<F1>
(1)  Deferred  compensation  is included in Salary and Bonus in the year earned.

<F2>
(2)  In  addition  to  base  salary,   the  reported  figure  includes   amounts
attributable to the imputed value of the group term life insurance benefit for each of the named executive officers.

<F3>
(3)  Bonus  includes  any  awards  under  the  Annual  Bonus  Plan and a $25,000
Chairman's Award for 1997 to Mr. King under the Chairman's Award Program described in the Management Organization and Compensation Committee Report.

<F4>
(4) Under the prior Graco Executive Long Term Incentive Program, participants were eligible to receive restricted stock awards and performance-based cash payouts. Restricted stock grants made in 1991 vested over six years (one-sixth per year), except that the unvested balance of the award had the potential to vest at the end of three years if certain financial goals were met. Since the financial goals for 1991-1993 were not met, the balance of the 1991 restricted stock grant did not vest at the end of 1993, and no cash awards were made under the program. Over the next five years, a portion of the restricted stock grant vested each year. The balance vested in 1997.

<F5>
(5) On December 12, 1997, the Board of Directors approved a three-for-two stock split, effected in the form of a 50 percent common stock dividend, payable February 4, 1998, to shareholders of record on January 7, 1998. The number of restricted shares and options, as well as the exercise price for options, has been restated in this table and all subsequent tables to reflect the split.

<F6>
(6) The compensation reported includes the Company contributions under the Graco Employee Investment Plan (excluding employee contributions), plus Company contributions under the Graco Employee Stock Ownership Plan. For 1997, the Company contribution accrued under the Graco Employee Investment Plan for each named executive officer was as follows: $2,400 for Mr. Aristides; $1,652 for Mr. Osborne; $2,424 for Mr. King; $2,399 for Mr. Heller; and $2,407 for Mr. Graner.

                                       8

In 1997, Company contributions under the Graco Employee Stock Ownership Plan had a fair market value at the date of issuance of $1,067 for Mr. Aristides, Mr. King, Mr. Heller and Mr. Graner. Mr. Osborne was not eligible for this program. The allocation of stock under the Graco Employee Stock Ownership Plan ended
September 30, 1997, at which time the ten-year allocation term of the Plan expired.

<F7>
(7) During 1994 and 1995, the Employee Investment Plan accepted contributions from certain executive officers attributable to compensation in excess of $150,000. These excess contributions have been returned to the participants. Employer matching contributions attributable to these amounts have been left in the Plan and will be used to offset future employer contributions. Amounts equivalent to the employer matching contributions have been paid to the executives in 1996 and these amounts appear in this column as income as follows:
Mr. Aristides $3,571; Mr. King $1,954; Mr. Heller $1,314; and Mr. Graner $294.

<F8>
(8) A restricted stock grant was made to Mr. Aristides on May 6, 1997, in the amount shown on the table. The restricted stock will vest as follows: 15,000 shares on March 31, 1998, 22,500 shares on March 31, 1999, and 30,000 shares on March 31, 2000. The market value of the unvested restricted shares at the end of the 1997 fiscal year was $1,608,525.

<F9>
(9) Includes a one-time 112,500 share stock option grant to recognize additional responsibilities resulting from Mr. Aristides' election as President and Chief Executive Officer in 1995.

<F10>
(10) The reported figure represents a tax equalization payment, attributable to Mr. King's expatriate assignment.

<F11>
(11) The reported figure represents a goods and services cost differential provided to Mr. King as a result of his expatriate assignment.



Option Grants Table (Last Fiscal Year)

     The following table shows the stock options granted to the named executives during 1997, their exercise price and their grant date present value. This table has been restated to reflect the three-for-two stock split paid February 4, 1998.


                                         Individual Grant                          Grant Date Value<F5>
                         --------------------------------------------------        ----------------
(a)                              (b)            (c)         (d)         (e)                     (f)
                           Number of     % of Total
                          Securities        Options    Exercise                               Grant
                          Underlying     Granted to     or Base                                Date
                             Options   Employees in       Price  Expiration                 Present
Name                     Granted (#)    Fiscal Year      ($/Sh)        Date               Value ($)
----------------         -----------   ------------    --------  ----------               ---------
George Aristides<F1>          30,000          13.5%      $20.75    02/28/07                $247,200
George Aristides<F2>          30,000          13.5%       16.25    04/23/07                 216,000
Charles M. Osborne<F3>        37,500          16.9%       17.25    05/06/07                 212,250
John L. Heller<F4>             7,500           3.4%       17.25    05/06/07                  42,450
John L. Heller<F1>             1,500           0.7%       20.75    02/28/07                  12,360
Roger L. King<F1>              7,500           3.4%       20.75    02/28/07                  61,800
James A. Graner<F1>            7,500           3.4%       20.75    02/28/07                  61,800

<F1>
(1) Non-incentive stock options were granted on February 28, 1997, in the amounts shown on the table. The options may be exercised in equal installments over four years, beginning with the second anniversary date of the grant.

<F2>
(2) Non-incentive stock options were granted to Mr. Aristides on April 23, 1997, in the amount shown on the table. This grant was in addition to Mr. Aristides' 1997 Graco Executive Long Term Incentive Program grant, adjusting the total number of shares granted to Mr. Aristides under this plan to an amount which is equal to the competitive market. The options may be exercised in equal installments over four years, beginning with the second anniversary date of the grant.

<F3>
(3) Non-incentive stock options were granted to Mr. Osborne on May 6, 1997, in the amount shown on the table to recognize his election as President and Chief Operating Officer. The options may be exercised in equal installments over four years, beginning with the second anniversary date of the grant.

<F4>
(4) Non-incentive stock options were granted to Mr. Heller on May 6, 1997, in the amount shown on the table. They represent an adjustment to his 1997 Graco Executive Long Term Incentive Program grant in recognition of his additional management responsibilities in Asia Pacific. The options may be exercised in equal installments over four years, beginning with the second anniversary date of the grant.

                                       9

<F5>
(5) The Black-Scholes option pricing model has been used to determine the grant date present value of the grants. Annual volatility was calculated using monthly returns for 36 months prior to the grant date; the interest rate was set using U.S. Treasury securities of similar duration to the option period as of the grant date; and dividend yield was established as the yield on the grant date. A 10 percent discount for nontransferability and a 3 percent discount to reflect the possibility of forfeiture over a two-year period were applied. For grants expiring on February 28, 2007, the assumptions used in the model were annual volatility of 31.68 percent, interest rate of 6.49 percent, dividend yield of
1.74 percent, and time to exercise of 10 years. For grants expiring on April 23, 2007, the assumptions used in the model were annual volatility of 30.85 percent, interest rate of 6.90 percent, dividend yield of 1.95 percent, and time to exercise of 10 years. For grants expiring on May 7, 2007, the assumptions used in the model were annual volatility of 32.69 percent, interest rate of 6.72 percent, dividend yield of 2.37 percent, and time to exercise of 10 years.


Aggregated  Option  Exercises  In Last  Fiscal Year And Fiscal  Year-End  Option
Values

     The following table shows options exercised during 1997 by Mr. Osborne and the value of outstanding in-the-money options at the end of the fiscal year for the named executive officers.


(a)                                    (b)           (c)                  (d)                      (e)
                                                                    Number of
                                                                   Securities                 Value of
                                                                   Underlying              Unexercised
                                                                  Unexercised             In-the-Money
                                                                      Options                  Options
                                                                at FY-End (#)            at FY-End ($)<F2>
                                   Shares          Value
                              Acquired on       Realized         Exercisable/             Exercisable/
Name                         Exercise (#)            ($)<F1>    Unexercisable            Unexercisable
------------------           ------------       --------      ---------------     --------------------
George Aristides                        0              0      101,961/199,806     $1,374,852/1,763,798
Charles M. Osborne<F3>                750         $5,183             0/39,750               $0/271,923
Roger L. King                           0              0        58,275/27,044         $899,595/267,014
John L. Heller                          0              0        16,997/33,572         $246,091/397,078
James A. Graner                         0              0        15,863/32,438         $235,883/344,344


<F1>
(1) "Value realized" is the difference between the closing price of the Company's common stock on the day of exercise and the option price of the options multiplied by the number of shares received.

<F2>
(2) "Value at fiscal year-end" is the difference between $23.83, the closing price of the Company's common stock on December 26, 1997, and the option price multiplied by the number of shares subject to option.

<F3>
(3) Includes non-incentive stock options granted under the Non-Employee Director Stock Plan prior to Mr. Osborne's employment by the Company.


Change in Control Arrangements

     Each of the Named Executive Officers, and certain other key executives of the Company, have entered into a change of control agreement with the Company (singularly "Agreement"; collectively the "Agreements"). The change of control period is defined to extend from the date the Agreement is executed for two years. Each year this period is automatically extended for one year so as to terminate two years from the annual anniversary date of the Agreement, unless the Company gives the executive notice that the Company does not wish to extend this period.

     A change of control is generally defined in the Agreements to have occurred if: (i) a person other than a trust person (as defined in the Agreement) acquires beneficial ownership of 25 percent or more of the Company's outstanding common stock, except acquisitions directly from the Company, by the Company, by a Company employee benefit plan, by the executive or a group of which he is a part, or by a person with beneficial ownership of shares under the Trust Under the Will of Clarissa L. Gray which equals or exceeds a certain percentage; or
(ii) members of the Incumbent Board (as defined in the Agreement) cease to be in the majority on the Board; or (iii) the shareholders approve a reorganization, merger, consolidation or statutory exchange of the Company's outstanding common stock, or approve a sale or other disposition of all or substantially all of the assets of the Company; or (iv) the shareholders approve a complete liquidation or dissolution of the Company.

     Each Agreement provides that for two years after a change of control there will be no adverse change in the executive's duties and responsibilities, compensation program, benefits or other circumstances, provided that nothing will restrict the right of the executive or the Company to terminate the employment of the executive. If the executive's employment is terminated by the Company for any reason other than for good cause, death, or disability, or by the executive for "good reason" (as defined in the Agreement), within two years following a change of control, the executive will be entitled to certain benefits. These benefits include a sum equivalent to the executive's base salary to the date of termination (to the extent not yet paid), a bonus calculated according to a formula (set forth in the Agreement) for the year in which the termination occurs, two times the executive's annual base salary, two times the midpoint between the maximum and minimum bonus for the fiscal year in which the termination occurs, and benefit coverage for a minimum of two years following the date of termination.

     The payments to which the employee is entitled are subject to reduction in the event the payments would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1989, as amended, (the "Code") or any successor provision, provided that the reduction does not exceed $25,000. If the reduction would exceed $25,000, there will be no reduction and the Company will make an additional payment to the executive in an amount that will put the executive in the same after-tax position as if no excise tax under the Code had been imposed.

Retirement Arrangements

     The Company has an employee retirement plan which provides pension benefits for eligible regular, full- and part-time employees. Benefits under the Graco Employee Retirement Plan ("Retirement Plan") consist of a fixed benefit which is designed to provide retirement income at age 65 of 43.5 percent of average monthly compensation, less 18 percent of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years' salary during the last ten years of service, including base salary and Annual Bonus Plan awards, but excluding Executive Long Term Incentive Program awards. Benefits under the Retirement Plan vest upon five years of benefit service. Federal tax laws limit the annual benefits that may be paid from a tax-qualified plan such as the Retirement Plan. The Company has adopted an unfunded plan to provide benefits to retired executive officers impacted by the benefit limits, so that they will receive, in the aggregate, the benefits the executive would have been entitled to receive under the Retirement Plan had the limits imposed by the tax laws not been in effect. Effective January 1, 1998, the maximum annual pension payable to or on behalf of the executive under the unfunded plan will be equal to the difference between $170,000 and the benefits actually payable under the Retirement Plan when the limits imposed by the tax laws are applied.

     The following table shows the estimated aggregate annual benefits payable under the Graco Employee Retirement Plan and the unfunded plan for the earnings and years of service specified. The years of benefit service for the Chief Executive Officer and the executive officers listed in the Summary Compensation Table are: Mr. Aristides, 24 years; Mr. Osborne, 8 months; Mr. King, 27 years; Mr. Heller, 25 years; and Mr. Graner, 23 years. A maximum of 30 years has previously been counted in the pension benefit calculation. For 1998 and subsequent years, the 30 year maximum has been eliminated.

                              Estimated Aggregate Annual Retirement Benefit
                              ---------------------------------------------
Final Average  5 Years   10 Years  15 Years  20 Years  25 Years  30 Years  35 Years  40 Years  45 Years
Compensation   Service    Service   Service   Service   Service   Service   Service   Service   Service
-------------  -------   --------  --------  --------  --------  --------  --------  --------  --------
$200,000       $13,621   $ 27,242  $ 40,863  $ 54,484  $ 68,104  $ 81,725  $ 95,346  $108,967  $122,588
 300,000        20,871     41,742    62,613    83,484   104,354   125,225   146,096   166,967   170,000
 400,000        28,121     56,242    84,363   112,484   140,604   168,725   170,000   170,000   170,000
 500,000        35,371     70,742   106,113   141,484   170,000   170,000   170,000   170,000   170,000
 600,000        42,621     85,242   127,863   170,000   170,000   170,000   170,000   170,000   170,000
 700,000        49,871     99,742   149,613   170,000   170,000   170,000   170,000   170,000   170,000
 800,000        57,121    114,242   170,000   170,000   170,000   170,000   170,000   170,000   170,000

     Prior to December 31, 1996, the Company entered into deferred compensation agreements with selected executive officers, including certain named executives in the Summary Compensation Table. These agreements provide for the payment per year of $10,000 in deferred compensation to the officer for ten years after retirement, or to a beneficiary in the event of death prior to the expiration of the ten year period. These agreements also include provisions for non-competition and the payment of $5,000 per year in the event the officer becomes disabled prior to age 65. The $5,000 per year disability payments cease upon the attainment of age 65. Deferred compensation agreements remain in effect for Mr. Aristides, Mr. King, Mr. Heller, and Mr. Graner. In addition, it is the practice of the Company to continue to provide base salary to selected executive officers whose employment is involuntarily terminated by the Company for a period of twelve months or until the officer secures other employment.

Directors' Fees

     During 1997, the Company paid each director, except directors who also served as officers, an annual retainer of $15,000, plus a meeting fee of $900 for each Board meeting and $700 for each Committee meeting attended. Upon cessation of service, nonemployee directors who have served for five full years will receive quarterly payments for five years at a rate equal to the director's annual retainer in effect on the director's last day of service on the Board.

     In 1994, shareholders approved a Nonemployee Director Stock Plan. Under this Plan, a nonemployee director may elect to receive all or part of the director's annual retainer in the form of shares of the Company's common stock instead of cash. In September 1997, the Plan was amended to create a deferred stock account alternative for the deferral of the annual retainer. This alternative provides for the crediting of shares of Common Stock to a deferred stock account held by a trustee in the name of the nonemployee director. Dividends paid on the Common Stock, held in the deferred accounts, will be credited to the accounts at the time of payment. Participating directors may elect to receive payment from his or her deferred stock account in a lump sum or installments. Payments, whether in a lump sum or by installments, shall be made in shares of Common Stock plus cash in lieu of any fractional share. Seven directors have elected to defer all of their annual retainer into the deferred stock accounts established under this Plan.

     In 1996, shareholders approved a Nonemployee Director Stock Option Plan. Under this Plan, nonemployee directors receive an initial option grant of 3,000 shares (restated to reflect the three-for-two stock split paid February 4, 1998) upon first appointment or election and an annual option grant of 2,250 shares (restated to reflect the three-for-two stock split paid February 4, 1998) on the date of the Company's Annual Shareholders Meeting. Options granted under the Plan are non-statutory, have a ten-year duration and may be exercised in equal installments over four years, beginning with the first anniversary date of the grant. The option exercise price is the fair market value on the date of grant.


BENEFICIAL OWNERSHIP OF SHARES

     The following information, furnished as of March 6, 1998, indicates beneficial ownership of the common shares of the Company by each director, each nominee for election as director, the executive officers listed in the Summary Compensation Table who are still executive officers on that date, and by all directors and executive officers as a group. Except as otherwise indicated, the persons listed have sole voting and investment power.

                                                                      Percent of
                                  Amount and Nature of              Common Stock
Name of Beneficial Owner          Beneficial Ownership<F1><F2>      Outstanding*
------------------------          --------------------              ------------
G. Aristides<F3><F4>                           350,536
R. O. Baukol                                     5,468
J. A. Graner                                    49,654
J. L. Heller                                    96,504
R. L. King                                     108,131
D. A. Koch<F3><F4><F5>                       7,362,041                     28.6%
R. D. McFarland<F3><F4>                         93,519
L. R. Mitau                                      4,353
M. A.M. Morfitt<F4>                              3,240
D. R. Olseth<F4>                                18,882
C. M. Osborne                                   15,764
J. L. Scott                                        309
W. G. Van Dyke                                   3,066

All directors and
executive officers as a
group (20 persons) <F3><F4><F5><F6>          8,212,222                     31.8%

* Less than one 1 percent, if no percentage is given.

<F1>
(1) All share data reflects the three-for-two stock split paid February 4, 1998.

<F2>
(2) Includes 314,238 shares with respect to which executive officers have a right, as of May 5, 1998, to acquire beneficial ownership upon the exercise of vested stock options.

<F3>
(3) Includes the following shares owned by spouses of directors and named executive officers as to which the director or executive officer may be deemed to share voting and investment power: Mr. Aristides, 69,597; Mr. Koch, 67,491; and Mr. McFarland, 23,094 shares.

<F4>
(4) Excludes the following shares as to which beneficial ownership is disclaimed: (i) 677,782 shares owned by the Graco Employee Retirement Plan, as to which Messrs. McFarland, Aristides, Koch, Ms. Morfitt and Mr. Osborne and certain executive officers of the Company share voting and investment power as

                                       12

members of the Company's Investment Committee; (ii) 44,825 shares held by The Graco Foundation; and (iii) 348,750 shares held by the Greycoach Foundation as to which Mr. Koch shares voting and investment power as a director.

<F5>
(5) Includes 6,793,642 shares held by the Clarissa L. Gray Trust, of which Mr. Koch's wife, Barbara Gray Koch, and their children are the beneficiaries and as to which Mr. Koch shares voting and investment power as trustee. See "Principal Shareholders."

<F6>
(6) If the shares referred to in footnote 3 above, as to which one or more directors and designated executive officers share voting power, were included, the number of shares beneficially owned by all directors, nominees for election as director and executive officers would be 9,283,579 shares, or 36 percent of the outstanding shares.

Principal Shareholders

     The following table identifies each person or group known to the Company to beneficially own more than 5 percent of the outstanding common shares of the Company as of March 6, 1998, the only class of security entitled to vote at the Annual Meeting.

                                                    Beneficial           Percent
                                                     Ownership          of Class
                                              ----------------          --------
Trust under the Will of Clarissa L. Gray,
   and David A. Koch,<F1><F2>                 7,362,041 shares             28.6%

<F1>
(1) Includes 6,793,642 shares owned by the Clarissa L. Gray Trust. Mr. Koch is one of the trustees of the Trust and the beneficiaries of the Trust are Mrs. Koch and their children. The other trustees are Paul M. Torgerson, a partner at Dorsey & Whitney LLP, Minneapolis, Minnesota, and First Bank of South Dakota, N.A., Sioux Falls, South Dakota. The Trustees share voting and dispositive power. Includes 568,399 shares owned by David A. Koch or Mrs. Koch.

<F2>
(2) Excludes the following shares as to which beneficial ownership is disclaimed: (i) 677,782 shares owned by the Graco Employee Retirement Plan, as to which Messrs. McFarland, Aristides, Koch, Ms. Morfitt and Mr. Osborne and certain executive officers of the Company share voting and investment power as members of the Company's Investment Committee; (ii) 44,825 shares held by The Graco Foundation; and (iii) 348,750 shares held by the Greycoach Foundation as to which Mr. Koch shares voting and investment power as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Company's executive officers, directors and 10 percent shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company's securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

     Based upon its review of the reports and any amendments made thereto furnished to the Company, or written representations that no reports were required, the Company believes that all reports were filed on a timely basis by reporting persons during and with respect to 1997.

                                   PROPOSAL 2

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     Deloitte & Touche LLP has acted as independent auditors for the Company since 1962. The Board of Directors recommends ratification of the selection of Deloitte & Touche LLP as independent auditors for the current year. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of the independent auditors will be reconsidered by the Board of Directors. A representative of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement if so desired and be available to respond to any shareholder questions.


OTHER MATTERS

     The Board of Directors is not aware of any matter, other than those stated above, which will or may properly be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxies in accordance with their best judgment.


SHAREHOLDER PROPOSALS

     The Company did not receive any request from shareholders relating to matters to be submitted for a vote at the 1998 Annual Meeting. Any shareholder wishing to have any matter considered for submission at the next Annual Meeting must request such submission in writing, directed to the Secretary of the Company at the address shown on page 1 of this statement, not later than November 25, 1998.

YOU ARE RESPECTFULLY REQUESTED TO EXERCISE YOUR RIGHT TO VOTE BY FILLING IN AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. In the event that you attend the meeting, you may revoke your proxy and vote your shares in person if you wish.

For the Board of Directors


/s/Robert M. Mattison
Robert M. Mattison
Secretary

Dated:  March 26, 1998







                 (C) 1998 Graco Inc. 3/98 6.5M Printed in U.S.A.

[LOGO]

GRACO INC.
4050 Olson Memorial Highway
Golden Valley, Minnesota  55422

This Proxy is Solicited by the Board of Directors for use at the Graco Inc. Annual Meeting on Tuesday, May 5, 1998.

The shares of common stock of Graco Inc. which you are entitled to vote on March 6, 1998, will be voted as you specify on this card.

By signing this proxy, you revoke all prior proxies and appoint George Aristides and Mark W. Sheahan as Proxies, each with full power of substitution, to vote your shares as specified on this card and at their discretion on any other matter which may properly come before the Annual Meeting or any adjournment thereof.

Item 1.     Election of Directors         __ FOR ALL         __ WITHHOLD FOR ALL

            NOMINEES:      Dale R. Olseth         Charles M. Osborne

                           Jerald L. Scott        William G. Van Dyke

            (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above)

Item 2. Ratification of Appointment of Deloitte & Touche LLP as Independent Auditors

            __ FOR                  __ AGAINST              __ ABSTAIN

PLEASE SIGN AND DATE THE REVERSE SIDE BEFORE MAILING

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy properly executed will be voted in the manner directed by the undersigned. If no choice is specified, this proxy will be voted "FOR" Items 1 and 2.

Please sign exactly as your name(s) appears at left. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title.


                                       Dated:_________________________ , 1998


                                       ______________________________________
                                       Signature


PLEASE MARK, SIGN, DATE AND            ______________________________________
RETURN THE PROXY CARD PROMPTLY         Signature
USING THE ENCLOSED ENVELOPE.